UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 2, 2015 (January 29, 2015)

GNC HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35113	20-8536244
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Sixth Avenue Pittsburgh, Pennsylvania	15222
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 288-4600

N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 2, 2015, GNC Holdings, Inc. (the “Company” or “GNC”) appointed Michael Dzura as its Executive Vice President, Operations.

Mr. Dzura, 59, joins GNC with over 30 years of senior executive operations experience, having most recently served as Senior Vice President of Store Operations for GameStop Corp. from 2007 to 2013. Prior to that, he served as Chief Operating Officer of Brinker International, Chili’s Grill and Bar from 2005 to 2007. From 1991 to 2005, he held a series of executive positions at Yum Brands, Inc. Mr. Dzura is a graduate of Duquesne University in Pittsburgh and received his MBA from Fordham University.

Mr. Dzura will be entitled to receive: (i) an annual base salary of $500,000; (ii) a cash signing bonus of $30,000; (iii) a target annual bonus opportunity equal to 60% of his base salary (capped at 120% of base salary); and (iv) eligibility to participate in and be granted awards under the Company’s 2011 Stock and Incentive Plan (the “Plan”) including, on his first day of employment with the Company, an equity grant valued at $750,000, comprised 50% of restricted stock units or restricted stock vesting in equal installments on each of the first three anniversaries of the grant date and 50% of options to purchase shares of the Company’s common stock, with a per-share exercise price equal to the “fair market value” (as defined under the Plan) of Company common stock on the date of grant, vesting in equal installments on each of the first four anniversaries of the grant date, in each case subject to Mr. Dzura’s continued employment with the Company.

Item 8.01    Regulation FD Disclosure.
On January 29, 2015, the Company’s Board of Directors established March 27, 2015, as the record date for determining shareholders entitled to vote at its 2015 Annual Meeting of Shareholders, which is scheduled to be held on Thursday, May 21, 2015.

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GNC HOLDINGS, INC.

Dated: February 2, 2015            By:    /s/: James M. Sander
James M. Sander
Senior Vice President, Chief Legal Officer
and Secretary